Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Core Bond Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	9,218,687	0.24		29,596,893	7.44
Class B	2,316,425	0.21		9,318,914	7.44
Class C	2,405,542	0.21		10,494,820	7.44
Class I	54,672,666	0.26		111,275,732	7.44
Class IS	827,029	0.24		2,955,823	7.44
Class R	1,012,677	0.23		4,098,043	7.44